Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS SECOND-QUARTER 2017 FINANCIAL RESULTS
Private Education Loan Portfolio Grows 27 Percent From Year-Ago Quarter to $15.5 Billion
Net Interest Income Increases 27 Percent From Year-Ago Quarter to $270 Million
Diluted Earnings Per Share Up 25 Percent from Year-Ago Quarter to $0.15
Private Education Loan Originations For the Quarter Totaled $431 Million

NEWARK, Del., July 19, 2017 — Sallie Mae (Nasdaq: SLM), formally SLM Corporation, today released second-quarter 2017 financial results that include growth in portfolio size, net interest income, diluted earnings per share and originations. In the second-quarter 2017, the company expanded its private education loan portfolio 27 percent to $15.5 billion, increased its net interest income 27 percent to $270 million, increased its diluted earnings per share 25 percent to $0.15, all compared with the second quarter of 2016, and originated $431 million in private education loans in the period.

“This quarter’s results reflect the consistency of our operation, with continued, strong credit quality and customer outcomes,” said Raymond J. Quinlan, chairman and CEO. “We remain steadfast in our commitment to put customers first, implementing changes to provide faster access to customer care and even more flexibility in loan repayment. As college-bound families prepare for the coming academic year and apply for loans to help cover the tuition bill, it is gratifying that 96 percent of customers would recommend the assistance we provide in that process.”
For the second-quarter 2017, GAAP net income was $71 million, compared with $57 million in the year-ago quarter. GAAP net income attributable to the company’s common stock was $67 million ($0.15 diluted earnings per share) in the second-quarter 2017, compared with $52 million ($0.12 diluted earnings per share) in the year-ago quarter. The year-over-year increase was primarily attributable to a $57 million increase in net interest income, which was offset by an $8 million increase in provisions for credit losses, a $3 million decrease in other income, a $16 million increase in total non-interest expenses, a $10 million increase in income tax expense, and a $6 million reduction in our derivatives and hedging activities.
Second-quarter 2017 results vs. second-quarter 2016 included:

•	Private education loan originations of $431 million, up 2 percent.

•	Net interest income of $270 million, up 27 percent.

•	Net interest margin of 5.91 percent, up 7 basis points.

•	Average private education loans outstanding of $15.7 billion, up 28 percent.

•	Average yield on the private education loan portfolio was 8.33 percent, up 35 basis points.

•	Private education loan provision for loan losses was $49 million, up from $42 million.

•	Private education loans in forbearance were 3.3 percent of private education loans in repayment and forbearance, up from 2.9 percent.

•	Private education loan delinquencies as a percentage of private education loans in repayment were 2.2 percent, up from 2.1 percent.
Core earnings for the second-quarter 2017 were $73 million, compared with $56 million in the year-ago quarter. Core earnings attributable to the company’s common stock grew 35 percent to $69 million ($0.16 diluted earnings per share) in the second-quarter 2017, compared with $51 million ($0.12 diluted earnings per share) in the year-ago quarter.
Sallie Mae provides core earnings because it is one of several measures management uses to evaluate management performance and allocate corporate resources. The difference between core earnings and GAAP net income is driven by mark-to-market unrealized gains and losses on derivative contracts recognized in GAAP, but not in core earnings results. Management believes its derivatives are effective economic hedges, and, as such, they are a critical element of the company’s interest rate risk management strategy.
Included in GAAP results for second quarter 2017 and 2016 were $3.5 million of pre-tax losses and $1.5 million in pre-tax gains, respectively, from derivative accounting treatment that are excluded from core earnings results.
Total Non-Interest Expenses
Total non-interest expenses were $111 million in the second-quarter 2017, compared with $95 million in the year-ago quarter. Operating expenses grew 17 percent from the year-ago quarter, while the non-GAAP operating efficiency ratio decreased to 39.7 percent in the second-quarter 2017 from 41.8 percent in the year-ago quarter. Excluding FDIC assessment fees, which grew 55 percent as a result of private education loan portfolio growth, non-interest expenses grew 15 percent from the year-ago quarter.
Income Tax Expense
Income tax expense increased to $45 million in the second-quarter 2017 from $35 million in the year-ago quarter. The effective income tax rate increased in the second-quarter 2017 to 38.8 percent from 37.7 percent in the year-ago quarter, primarily as a result of the effect of non-tax-deductible expenses and the continuing tax treatment related to our tax indemnification receivable.
Long Term Borrowings
On April 5, 2017, the company issued an unsecured debt offering of $200 million of 5.125 percent Senior Notes due April 5, 2022 at par. The company used the net proceeds from this debt offering to redeem all of its 6.97 percent Series A preferred stock and for general corporate purposes.
Capital
The regulatory capital ratios of the company’s Sallie Mae Bank subsidiary continue to exceed guidelines for institutions considered “well capitalized.” At June 30, 2017, Sallie Mae Bank’s regulatory capital ratios were as follows:

	June 30, 2017	"Well Capitalized" Regulatory Requirements
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	12.5 percent	6.5 percent
Tier 1 Capital (to Risk-Weighted Assets)	12.5 percent	8.0 percent
Total Capital (to Risk-Weighted Assets)	13.7 percent	10.0 percent
Tier 1 Capital (to Average Assets)	11.5 percent	5.0 percent
Deposits
Deposits at the company totaled $13.8 billion ($7.0 billion in brokered deposits and $6.8 billion in retail and other deposits) at June 30, 2017, compared with total deposits of $11.9 billion ($6.9 billion in brokered deposits and $5.0 billion in retail and other deposits) at June 30, 2016.
Guidance
The company expects 2017 results to be as follows:

•	Full-year diluted core earnings per share: $0.71 - $0.72.

•	Full-year private education loan originations of $4.9 billion.

•	Full-year non-GAAP operating efficiency ratio: 38 percent - 39 percent.

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Sallie Mae will host an earnings conference call tomorrow, July 20, 2017, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss highlights of the quarter and to answer questions related to company performance. Individuals interested in participating should dial 877-356-5689 (USA and Canada) or 706-679-0623 (international) and use access code 39965102 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call will be available approximately two hours after the call’s conclusion and will remain available through August 2, 2017. To hear the replay, please dial 855-859-2056 (USA and Canada) or 404-537-3406 (international) and use access code 39965102.
Presentation slides for the conference call may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2016 (filed with the Securities and Exchange Commission (“SEC”) on Feb. 24, 2017) and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; failure to comply with consumer protection, banking and other laws; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings; failures or breaches of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; risks associated with restructuring initiatives, including failures to successfully implement cost-cutting and restructuring initiatives and the adverse effects of such initiatives on the company's business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; changes in banking rules and regulations, including increased capital requirements; increased competition from banks and other consumer lenders; the creditworthiness of the company's customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of the company's earning assets versus the company's funding arrangements; rates of prepayments on the loans made by the company and its subsidiaries; changes in general economic conditions and the company's ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in its expectations.
The company reports financial results on a GAAP basis and also provides certain “Core Earnings” performance measures. The difference between the company’s “Core Earnings” and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts (excluding current period accruals on the derivative instruments), net of tax. These are recognized in GAAP, but not in “Core Earnings” results. The company provides “Core Earnings” measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. The company’s “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies.
For additional information, see “Management's Discussion and Analysis of Financial Condition and Results of Operations — GAAP Consolidated Earnings Summary -‘Core Earnings’ ” in the company’s Form 10-Q for the quarter ended June 30, 2017 for a further discussion and the “‘Core Earnings’ to GAAP Reconciliation” table in this press release for a complete reconciliation between GAAP net income and “Core Earnings.”
In 2016, our non-GAAP operating efficiency ratio was calculated for the periods presented as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consisted of net interest income, before provision for credit losses, plus non-interest income).
In the first-quarter 2017, we began calculating and reporting our non-GAAP operating efficiency ratio as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consists of the sum of net interest income, before provision for credit losses, and non-interest income, less the net impact of derivative accounting as defined in the "‘Core Earnings’ to GAAP Reconciliation" table in this Press Release). We believe this change will improve visibility into our management of operating expenses over time and eliminate the variability in this ratio that may be related to the changes in fair value of our derivative contracts that we consider economic hedges and which do not affect how we manage operating expenses. This change conforms the treatment of our hedging activities in our operating efficiency ratio to our non-GAAP “Core Earnings” measure. The impact of this change on the non-GAAP operating efficiency ratio reported in each of our prior quarterly and annual periods is immaterial. This ratio provides useful information to investors because it is a measure used by our management team to monitor our effectiveness in managing operating expenses. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from our ratio. Accordingly, our non-GAAP operating efficiency ratio may not be comparable to similar measures used by other companies.

***

Sallie Mae (Nasdaq: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance, including private education loans, Upromise rewards, scholarship search, college financial planning tools, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
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Contacts:

Media:	Martha Holler, 302-451-4900, martha.holler@salliemae.com, Rick Castellano, 302-451-2541, rick.castellano@salliemae.com
Investors:	Brian Cronin, 302-451-0304, brian.cronin@salliemae.com
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Selected Financial Information and Ratios
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data and percentages)	2017	2016	2017	2016

Net income attributable to SLM Corporation common stock	$66,643	$51,962	$156,011	$112,738
Diluted earnings per common share attributable to SLM Corporation	$0.15	$0.12	$0.35	$0.26
Weighted average shares used to compute diluted earnings per share	438,115	431,796	438,424	431,349
Return on assets	1.5%	1.5%	1.7%	1.6%
Non-GAAP operating efficiency ratio - old method(1)	40.2%	41.6%	38.9%	41.0%
Non-GAAP operating efficiency ratio - new method(2)	39.7%	41.8%	38.2%	41.0%

Other Operating Statistics
Ending Private Education Loans, net	$15,523,338	$12,183,293	$15,523,338	$12,183,293
Ending FFELP Loans, net	968,398	1,062,133	968,398	1,062,133
Ending total education loans, net	$16,491,736	$13,245,426	$16,491,736	$13,245,426

Average education loans	$16,668,281	$13,294,309	$16,561,077	$13,107,635
_________

(1) In 2016, our non-GAAP operating efficiency ratio was calculated for the periods presented as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consisted of net interest income, before provision for credit losses, plus non-interest income).

(2) In the first-quarter 2017, we began calculating and reporting our non-GAAP operating efficiency ratio as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consists of the sum of net interest income, before provision for credit losses, and non-interest income, less the net impact of derivative accounting as defined in the "‘Core Earnings’ to GAAP Reconciliation" table in this Press Release). We believe this change will improve visibility into our management of operating expenses over time and eliminate the variability in this ratio that may be related to the changes in fair value of our derivative contracts that we consider economic hedges and which do not affect how we manage operating expenses. This change conforms the treatment of our hedging activities in our operating efficiency ratio to our non-GAAP “Core Earnings” measure. The impact of this change on the non-GAAP operating efficiency ratio reported in each of our prior quarterly and annual periods is immaterial. This ratio provides useful information to investors because it is a measure used by our management team to monitor our effectiveness in managing operating expenses. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from our ratio. Accordingly, our non-GAAP operating efficiency ratio may not be comparable to similar measures used by other companies.

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$1,318,168	$1,918,793
Available-for-sale investments at fair value (cost of $233,682 and $211,406, respectively)	229,479	208,603
Loans held for investment (net of allowance for losses of $207,448 and $184,701, respectively)	16,560,426	15,137,922
Restricted cash and investments	62,466	53,717
Other interest-earning assets	48,526	49,114
Accrued interest receivable	926,270	766,106
Premises and equipment, net	88,978	87,063
Tax indemnification receivable	233,142	259,532
Other assets	45,841	52,153
Total assets	$19,513,296	$18,533,003

Liabilities
Deposits	$13,794,815	$13,435,667
Long-term borrowings	2,872,231	2,167,979
Income taxes payable, net	140,138	184,324
Upromise member accounts	247,324	256,041
Other liabilities	121,078	141,934
Total liabilities	17,175,586	16,185,945

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 0 and 3.3 million shares issued, respectively, at stated value of $50 per share	—	165,000
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400,000	400,000
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 441.8 million and 436.6 million shares issued, respectively	88,373	87,327
Additional paid-in capital	1,205,037	1,175,564
Accumulated other comprehensive loss (net of tax benefit of $4,833 and $5,364, respectively)	(7,852)	(8,671)
Retained earnings	750,973	595,322
Total SLM Corporation stockholders’ equity before treasury stock	2,436,531	2,414,542
Less: Common stock held in treasury at cost: 10.3 million and 7.7 million shares, respectively	(98,821)	(67,484)
Total equity	2,337,710	2,347,058
Total liabilities and equity	$19,513,296	$18,533,003

SLM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Interest income:
Loans	$336,739	$251,675	$661,496	$496,905
Investments	2,201	2,371	4,344	4,962
Cash and cash equivalents	3,155	1,195	5,743	2,829
Total interest income	342,095	255,241	671,583	504,696
Interest expense:
Deposits	50,730	35,409	95,583	69,423
Interest expense on short-term borrowings	1,194	2,060	2,430	4,223
Interest expense on long-term borrowings	20,278	5,006	35,601	8,421
Total interest expense	72,202	42,475	133,614	82,067
Net interest income	269,893	212,766	537,969	422,629
Less: provisions for credit losses	50,215	41,793	75,511	74,395
Net interest income after provisions for credit losses	219,678	170,973	462,458	348,234
Non-interest income:
(Losses) gains on derivatives and hedging activities, net	(3,609)	2,142	(8,987)	1,788
Other income	10,629	13,683	21,975	34,711
Total non-interest income	7,020	15,825	12,988	36,499
Non-interest expenses:
Compensation and benefits	51,007	44,570	106,471	94,779
FDIC assessment fees	6,622	4,277	13,851	8,453
Other operating expenses	53,622	45,930	93,606	84,430
Total operating expenses	111,251	94,777	213,928	187,662
Acquired intangible asset amortization expense	117	261	234	521
Total non-interest expenses	111,368	95,038	214,162	188,183
Income before income tax expense	115,330	91,760	261,284	196,550
Income tax expense	44,713	34,555	95,724	73,430
Net income	70,617	57,205	165,560	123,120
Preferred stock dividends	3,974	5,243	9,549	10,382
Net income attributable to SLM Corporation common stock	$66,643	$51,962	$156,011	$112,738
Basic earnings per common share attributable to SLM Corporation	$0.15	$0.12	$0.36	$0.26
Average common shares outstanding	431,245	427,942	430,572	427,526
Diluted earnings per common share attributable to SLM Corporation	$0.15	$0.12	$0.35	$0.26
Average common and common equivalent shares outstanding	438,115	431,796	438,424	431,349

“Core Earnings” to GAAP Reconciliation

The following table reflects adjustments associated with our derivative activities.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2017	2016	2017	2016

“Core Earnings” adjustments to GAAP:
GAAP net income attributable to SLM Corporation	$70,617	$57,205	$165,560	$123,120
Preferred stock dividends	3,974	5,243	9,549	10,382
GAAP net income attributable to SLM Corporation common stock	$66,643	$51,962	$156,011	$112,738

Adjustments:
Net impact of derivative accounting(1)	3,508	(1,470)	8,966	(428)
Net tax effect(2)	1,340	(562)	3,424	(164)
Total “Core Earnings” adjustments to GAAP	2,168	(908)	5,542	(264)

“Core Earnings” attributable to SLM Corporation common stock	$68,811	$51,054	$161,553	$112,474

GAAP diluted earnings per common share	$0.15	$0.12	$0.35	$0.26
Derivative adjustments, net of tax	0.01	—	0.02	—
“Core Earnings” diluted earnings per common share	$0.16	$0.12	$0.37	$0.26
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(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) “Core Earnings” tax rate is based on the effective tax rate at the Bank where the derivative instruments are held.